April 9, 1999



Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Common Goal Health Care Participating Mortgage Fund L.P. and, under the date of March 16, 1998, we reported on the financial statements of Common Goal Health Care Participating Mortgage Fund L.P. as of and for the years ended December 31, 1997 and 1996. On March 20, 1999, our appointment as principal accountants was terminated. We have read Common Goal Health Care Participating Mortgage Fund L.P.'s statements included under Item 4 of its Form 8-K/A2 dated April 9, 1999, and we agree with such statements.

Very truly yours,



/s/KPMG LLP
   KPMG LLP